Pacific Premier Bancorp

First Quarter 2024 Conference Call

April 24, 2024, 12:00

CORPORATE PARTICIPANTS
Steve Gardner - Chairman and CEO

Ron Nicolas - CFO

Pacific Premier Bancorp
April 24, 2024, 12:00

PRESENTATION
Operator
Good afternoon and good morning, and welcome to the Pacific Premier Bancorp First Quarter 2024 Conference Call. All participants will be in listen only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2.” Please note, this event is being recorded. I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steven Gardner
Great. Thank you, Gary. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the first quarter of 2024 earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials. I note that our earnings release and investor presentation include a safe harbor statement relative to the forward-looking comments. I encourage each of you to carefully read that statement.

On today's call, I'll walk through some of the notable items related to our first quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results. And then we'll open up the call to questions.

Our team continues to execute at a high level in an evolving banking landscape, navigating challenges and capitalizing on opportunities. During the quarter, we maintained our commitment to prudent risk management and the cultivation of long-lasting client relationships. Many of the trends in the beginning of 2024 were similar to what we saw throughout 2023. Elevated interest rates, ongoing inflationary pressures, muted loan demand, and competitive pricing dynamics.

Despite these challenges, we delivered solid quarterly results with net income of $47 million or $0.49 per share. Our net interest margin increased 11 basis points to 3.39%, a direct result of our securities portfolio repositioning last quarter. We began the year on solid ground, given our commitment accumulation over the past several quarters, contributing to our capital ratios being among the strongest in our industry.

In the first quarter, our TCE ratio increased 25 basis points to 10.97%. And our tangible book value per share increased $0.11 to $20.33. Our CET1 ratio came in at 15.20%, and our total risk-based capital ratio was a healthy 18.23%. These ratios consistently place us in the top tier relative to other regional banks and provide us with a high level of optionality.

In addition to fostering capital strength, we have remained committed to disciplined business development efforts, deepening relationships with existing clients, and attracting new customers to the bank. It's important to note that we have always operated with a philosophy that our franchise value is created through the generation of new clients with a primary emphasis on growing full banking relationships with significant deposits. As deposit inflows continue to be largely directed toward money market funds, savings, and retail certificates, it was notable that we did see growth in noninterest-bearing deposits of $65 million this quarter.

Pacific Premier Bancorp
April 24, 2024, 12:00

Despite significant macroeconomic uncertainty, total deposits increased by $192 million, driven by $120 million increase in non-maturity deposits, enabling us to further reduce higher-cost FHLB borrowings and by $400 million during the quarter. Given current expectations for higher interest rates, we have also seen client preferences towards higher-yielding nonbank alternatives. Ultimately, our teams did an outstanding job given the circumstances as non-maturity deposits made up 84% of total deposits and the average cost of non-maturity deposits was well controlled at 1.06%.

On the liability side of the balance sheet, we anticipate that our level of wholesale funding will closely -- will be closely tied to customer loan and deposit flows. Our expectation for the current quarter is that deposit flows could reverse due to seasonal factors. On the asset side of the balance sheet, we saw our loan balances contract slightly as our level of prepayments exceeded new loan fundings, which were modest to begin the year. Loan demand has been relatively muted, while competition for new loans has seen a notable increase with lenders willing to offer higher advance rates and more aggressive terms.

In addition, some business in commercial real estate clients continue to deleverage their balance sheets, utilizing excess cash reserves to reduce debt. Even with these market dynamics, as we head into the second quarter, we are beginning to see a modest increase in new loan opportunities and are cautiously optimistic that we'll be able to add high-quality relationship loans to the portfolio as we move through the year.

Shifting to asset quality. Our metrics remain solid, and our loss experience remains exceptionally low, owing to our proven 3-legged approach to disciplined cash flow underwriting standards, active portfolio management, and proactive loss mitigation tactics. During the quarter, nonperforming assets increased $39 million to $64 million or 0.34% of total assets, primarily the result of a single diversified commercial banking relationship in the Pacific Northwest. This relationship includes C&I, investor real estate, and owner-occupied real estate loans, with the real estate comprising multiple property types. Approximately $38 million of loans in this relationship were downgraded in the quarter.

Consistent with the bank's long-standing approach to aggressively resolving potential credit issues, the team has acted swiftly working closely with the guarantor on a solution. I'll note that this particular borrower is current on all payments, and we ended the quarter with total loan delinquencies of just 0.09%. As always, we take a proactive approach to portfolio management and credit monitoring, maintaining open lines of communication with our clients regarding market trends in their respective industries. These regular updates on our clients' financial status, liquidity, and market dynamics shape our approach to managing individual credits.

Credit risk management has always been deeply ingrained in our culture and we regularly utilize a variety of tools in resolving problem credits. We are closely monitoring the trends in the commercial real estate markets and proactively identifying and managing potential weaker credits. Overall, our loan portfolio is structured and effectively managed in all facets across the organization.

As I noted, the movement in NPLs this quarter was mostly due to specific circumstances with 1 borrower. I'll add that broadly, we are not seeing an overall degradation in the cash flows within our loan portfolios. Recently, there have been discussions in the industry around multifamily loans, and we have provided additional disclosures in our investor presentation.
Pacific Premier Bancorp
April 24, 2024, 12:00

A couple of items to highlight are the multifamily loans have been one of the best-performing asset classes for us throughout our history with minimal credit losses through multiple economic and interest rate cycles. A majority of our loans are tied to workforce housing projects, which are more stable due to the broader tenant base. These properties are more affordable than other housing alternatives in the Western U.S. and as such, less sensitive to market forces. Rent control regulations are materially different in the West Coast and in particular, California, as compared to New York, which we highlight in the investor slide deck.

Our goals remain to drive profitable risk-adjusted growth that enhances the long-term value of our franchise while maintaining strong capital levels, disciplined expense control, and adhering to effective risk management practices. With that, I'll turn the call over to Ron to provide a few more details on the first quarter financial results.

Ronald Nicolas
Thanks, Steve, and good morning. For comparison purposes, my comments today are on a linked-quarter basis unless otherwise noted. Let's start by looking at the first quarter's overall results. For the first quarter, we generated net income of $47 million or $0.49 per share. This translated into a return on average assets of 0.99% and a return on average tangible common equity of 10.05%.

Our efficiency ratio came in at 60.2% and our pre-provision net revenue as a percentage of average assets totaled 1.43% for the quarter. Taking a closer look at the income statement. Net interest income of $145.1 million reflected a full quarter's benefit from the securities repositioning as well as higher earning asset yields, offset by lower average balances, one fewer day in the quarter, and lower contribution from our swap portfolio. We saw the net interest margin expand by 11 basis points to 3.39%, due primarily to a 12-basis point increase in our overall earning asset yields.

Total average reported loan yields were flat at 5.29%. However, excluding swap income, fees and discounts, the weighted average rate of our loan portfolio increased 10 basis points compared to the prior quarter. This was due in part to the increased line draws and utilization rates during the quarter. Overall, our cost of funds increased four basis points to 1.73% as we saw continued strength in deposit cost increases. Our average non-maturity deposit costs 1.06% compared to the prior quarter of 1.02%. While our cumulative deposit beta stands at 31%, which includes broker deposits and retail CDs, our non-maturity cumulative deposit beta is 21%, illustrating our disciplined pricing throughout this rate cycle.

For the second quarter, the net interest margin will continue to be influenced by increases in our cost of funds, the mix of our deposits, as well as the size and mix of our loan portfolio. Looking at the second quarter, we will consider deploying excess liquidity into higher yielding earning assets to remix the balance sheet in tandem with lower levels of wholesale funding that should help support the net interest margin.

Excluding the fourth quarter's securities sale loss of $254.1 million, noninterest income increased $5.9 million primarily due to the $5.1 million gain on the prepayment of a $200 million FHLB term borrowing in March. Trust fee income results were favorable, increasing $1.3 million to $10.6 million due to the annual tax fees earned at the beginning of each year.

Pacific Premier Bancorp
April 24, 2024, 12:00

For the second quarter of 2024, we expect our total noninterest income to be in the range of $19 million to $20 million as our commercial real estate adjacent fee-based businesses continue to be impacted by lower transaction volumes. Noninterest expense decreased slightly to $102.6 million. Compensation and benefits expenses increased $2.2 million due primarily to higher payroll taxes as well as annual equity-based compensation expenses. From a staffing perspective, we ended the quarter with a headcount of 1,353 compared to 1,429 as of March 31st of last year.

We also saw an expected $1.5 million increase in deposit expense driven by a higher deposit earnings credit rates as well as seasonally higher HOA deposit balances. While we do foresee increases in earnings credit rates, our expectation is that these increases will slow similar to deposit interest rates.

We continue to diligently manage our expense base, and we expect second quarter expenses in the range of $102 million to $103 million, representing a full quarter's impact of the annual merit increases as well as higher benefits and related personnel costs. Our provision for credit losses of $3.9 million increased from the prior quarter, which included a $6.3 million increase in our on-balance sheet reserve and a $2.4 million decrease in our unfunded commitment reserve, reflecting slightly lower unfunded loan commitments.

Shifting now to the balance sheet. We ended the quarter with $18.8 billion in total assets, slightly lower than the prior quarter, driven by lower loan balances and wholesale funding. We did see a slight increase in cash in part funded by higher seasonal deposit flows. Total loans held for investment decreased $277 million driven by prepayment sales and maturities of $392 million, exceeding $110 million of net draws on existing lines and new loan commitments of $46 million.

Commercial line utilization for the first quarter was 45% compared with 37.5% in the prior quarter, although we expect utilization rates to come down over time. As noted, our linked quarter growth in total deposits enabled us to mix -- remix the liability side of the balance sheet via lower wholesale funding. Total deposits increased $192 million due mostly to a $120 million increase in non-maturity deposits as seasonal inflows positively impacted the first quarter. We would anticipate some outflows as we move into the second quarter, in particular, tax season.

We also saw a $110 million increase in retail CDs partially offset by a $38 million decline in brokered deposits. In addition to the maturity of a $200 million FHLB term advance, we paid down an additional $200 million in the latter part of the quarter as we continue to fine-tune our funding mix.

The securities portfolio was flat at $2.9 billion, and the average yield on our investment portfolio increased 56 basis points to 3.64%. During the quarter, we purchased $175 million in U.S. treasuries at a blended rate of 5.15%, consistent with our stated desire to invest in short-term, highly liquid securities. We continue to focus on capital accumulation in this environment and as a result, our consolidated and bank capital ratios further strengthened this quarter. As of March 31, 2024, our tangible book value per share increased to $20.33.

Lastly, from an asset quality standpoint, overall asset quality trends generally remain favorable with total delinquency increasing one basis point to 0.09% of loans held for investment. Classified assets to total assets increased to 1.09% as a result of the one borrower relationship
Pacific Premier Bancorp
April 24, 2024, 12:00

Steve previously mentioned. Our provisioning for our on-balance sheet ACL nearly matched our net charge-offs for the quarter, leaving our ACL reserve virtually unchanged at $192.3 million, and resulted in a three-basis point increase in the ACL coverage ratio to 1.48%. With the fair value discount on loans acquired through bank acquisition, our total loss absorption ratio for the quarter ended higher at 1.79%. With that, I'll turn the call back to Steve.

Steven Gardner
Great. Thanks, Ron. I'll conclude with a few comments about our outlook. In the short term, there appears to be some moderation in deposit costs. Rate cuts, if any, in 2024 could positively impact funding costs, depending upon the timing and magnitude of the cuts. If rates remain higher for longer, we may see additional deposit pressures as clients deploy cash into higher-yielding assets. We will look to offset any integration by expanding deposit relationships with existing clients and attracting new high-quality whole banking relationships to the franchise.

As we head into the second quarter, we are well positioned to opportunistically attract new loan opportunities that meet our adjusted return thresholds. While there are a number of factors presently contributing to the uncertain outlook, including ongoing inflationary and labor pressures, interest rate volatility, and geopolitical risks, we will continue to assess various alternatives to proactively deploy our excess capital levels.

We are committed to a prudent proactive approach to credit risk management, which has served our organization and our shareholders well through various cycles. This will become increasingly important if we find ourselves in a higher for longer interest rate environment. I'd like to thank all Pacific Premier employees for their outstanding efforts during the quarter, as well as all of our stakeholders for continuing to support our organization as we prioritize sustainable long-term value creation. That concludes our prepared remarks. We'd be happy to answer any questions. Gary, please open up the call for questions.

QUESTION AND ANSWER

Operator
We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster. The first question is from Chris McGratty with KBW. Please go ahead.

Christopher McGratty
Hey, good morning, Steve. Hey, Ron. Maybe, Ron, maybe a question for you. Just want to make sure I'm understanding the balance sheet, you know, tweaking comments. I guess high level, how should we be thinking about earning assets over the next couple of quarters? And Steve, your comments about seeing some early signs of potential some inflection, does that mean we decline in loans for a little bit more and maybe grow in the back half? I'm just trying to get a sense of the overall balance sheet.

Steven Gardner
Yeah. It's a good question, Chris. We're still looking at it. I think we're certainly encouraged by some of the opportunities that we're seeing, but we're going to maintain our discipline. And then
Pacific Premier Bancorp
April 24, 2024, 12:00

I also, as I commented, we've been a little bit surprised here at just how aggressive some lenders are in sacrificing term and structure. And we're just not willing to go there. So, we'll see.

It's certainly, as you're well aware, it's dependent upon a multitude of factors, prepays, paydowns on the loan, line utilization rates, and the like. But we certainly -- my expectation is that we expect to reverse this decline in the loan portfolio. But there's a lot of factors at play. And it's really -- our discipline is going to dictate the ability to how quickly we're able to grow that.

Christopher McGratty
Okay. That's great. Thanks. And maybe, Ron, you mentioned the swaps briefly in your prepared remarks. Can you just remind me, mechanics, what could happen over the next few quarters in terms of the swaps?

Ronald Nicolas
Sure, Chris. Yeah. So the swap portfolio for the second quarter will remain fairly flat to this first quarter here. There will be no change in the total principal that we have in our swap position. And I expect the results very similar to this quarter, roughly, call it, 20, 21 basis points contribution to our net interest margin.

In Qs 3 and 4, we do have a rate cut we've modeled, a rate cut in each of those quarters. So that's important to note. So that's going to haircut each of those quarters by anywhere from four to five basis points if those rate cuts do come to fruition.

And then we have a small step down in Q3 in principal. And then by the fourth -- in Q3. And then by the fourth quarter, we're about a little more than half, call it about 60% of our current outstanding, which is $1.35 billion today. So, we're at about $750 million by the fourth quarter. So, for the most part, Qs 2 and 3 will be fairly consistent with what we saw here in Q1, again, 20, 21 basis points in Q2, 15 to 20 in Q3, if the rate cut comes about. And then in Q4, the actual principal will step down --

Ronald Nicolas
-- The notional --

Steven Gardner
-- The notional, excuse me, yeah, will step down about half -- a little more than half.

Christopher McGratty
Okay. So, a little bit of a headwind in the back of the year.

Steven Gardner
And that's assuming we don't add any swaps between now and then. And it's like always, we're assessing a variety of options.

Christopher McGratty
Okay. Perfect. And then maybe just lastly, tax rate. Any guidance on the tax rate?

Ronald Nicolas
I think the tax rate for the full year and each quarter is probably right about where we’re at. Maybe a tad bit lower, you know, net 26%, 27% range.
Pacific Premier Bancorp
April 24, 2024, 12:00

Christopher McGratty
Okay. Thank you.

Ronald Nicolas
You’re welcome.

Operator
The next question is from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Hey, thank you. Maybe just rounding up the NIM conversation, if you had the average NIM in the month of March and the spot rate on deposits at the end of March.

Steven Gardner
I think the spot rate is in the IP. I know it's in the end of the IP.

Ronald Nicolas
Disclosed in the IP there.

Steven Gardner
I don't have it off the top of my head, Matt.

Ronald Nicolas
And then, Matt, the March NIM was down a few basis points from the average for the quarter, but not terribly material is where we came out.

Matthew Clark
Okay. And then just on the borrowing cost, you paid down $400 million of FHLB. I think some of those were at lower rates. Should we expect the borrowing -- the cost of borrowings that rate to maybe increase here in Q2?

Steven Gardner
Well, I mean, we have -- no, the term that we have on it, the $200 million is -- that's a fixed rate, and that matures in end of Q3, early Q4.

Ronald Nicolas
Early Q4.

Steven Gardner
I think early Q4 is when that matures. So absent unless we paid that off early, which as we've talked about, our plan is to reduce wholesale funding, whether it's FHLB borrowings or brokered over time. We've historically not used them. So that's our plan. But absent additional borrowings, no, but we do have some sub debt, some TruPS at the holding company. And so, we'd look to potentially do something there over time as well.

Matthew Clark
Okay. Got it. And then just with the swap income running off more so in 4Q, I guess what are the odds of maybe considering those securities loss trade just to help mitigate that downdraft?
Pacific Premier Bancorp
April 24, 2024, 12:00

Steven Gardner
I think we're always the Board, management, we're assessing a variety of tactics here. And that really owes to the comment that I mentioned that given our high capital levels, we've got a lot of optionality. So, we're going to continue to look at that and other options as well.

Matthew Clark
Okay. And then just on capital, it's up quite a bit again this quarter. Are you more open to a buyback now, do you think, at this level?

Steven Gardner
I think that we're, you know, given the outlook, other than the one credit, the one relationship that moved up, I mean, asset quality remains very strong. We're going to continue to talk about it, if the Board, but you're absolutely right. We recognize that we have very high levels of capital across the board right now. So, we'll continue to assess that as well.

Matthew Clark
Okay. And then -- go ahead. Sorry.

Ronald Nicolas
Matt, I was just going to say the spot rate on the -- that you asked about earlier, it was 1.66%.

Matthew Clark
Okay. That's total. Great. I thought I saw the non-maturity -- I thought I was looking at the non-maturity spot rates, so that's helpful. Okay. And then maybe just, Ron, while I have you. I know you mentioned, I think, I guess we get back into it, but I also have accretion in here. So, I'm just trying to isolate the swap income this quarter in dollars.

Ronald Nicolas
The swap income in dollars was $6.7 million.

Matthew Clark
Okay. Thank you.

Ronald Nicolas
You’re welcome.

Operator
The next question is from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hey, good morning.

Ronald Nicolas
Good morning.

Andrew Terrell
Just to follow up on the last question around the FHLB, the $200 million of remaining term FHLB, I get it, matures later this year. Do you have the current cost of that?
Pacific Premier Bancorp
April 24, 2024, 12:00

Ronald Nicolas
Let me take a look at that, Andrew.

Steven Gardner
We don’t have it off the top of our head --

Ronald Nicolas
-- Top of my head, yes.

Andrew Terrell
Okay. Got it. And then on the discussion around the swap maturity, so it sounds like nearly half of it, kind of late this year. Is there an incremental tranche that also matures in early 2025 or is it beyond that?

Steven Gardner
It's in 2025, and I think a small piece that goes out.

Ronald Nicolas
Yeah, there's continued laddering a little bit in 2025 and maybe even to early '26. Yeah.

Steven Gardner
’26, yeah. It’s a relative all of that.

Ronald Nicolas
What we're talking about, yeah, as Steve indicates, small amount.

Steven Gardner
Few hundred million of notional.

Andrew Terrell
Okay. Understood. On the deposit front, I heard the comments around maybe some of the 1Q deposit growth that you saw was maybe a little more seasonal or you expected some seasonal headwinds here kind of in the second quarter. I'm just curious if maybe you could quantify what you thought either growth-wise occurred in the first quarter that was more seasonal in nature, kind of the magnitude of the seasonal headwinds you would expect in the second quarter would be helpful.

Steven Gardner
I think both of those are really hard to quantify with any specificity at all, Matt. Andrew, excuse me. You know, I think that in talking to some of our clients, larger depositors, they've got some pretty -- the business was pretty good last year, and we've got some pretty healthy tax bills coming up that they're looking at. And so, we're factoring that in and then just some other seasonality that we sometimes see in the HOA business and the like. So, we just wanted to highlight it, but we don't have a specific estimate for you.

Andrew Terrell
Okay. No, I can appreciate it. It’s tough to forecast, I'm sure. Maybe last one for me, just for Ron, I heard some of the comments around deploying maybe some of the excess cash into higher-
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April 24, 2024, 12:00

yielding earning assets. I'm just curious on the cash position overall. What would you view as maybe a more normal cash position versus the -- I think it's a little north of $1 billion you have today. Just trying to figure out what the (inaudible) you quantify.

Ronald Nicolas
Sure, Andrew. Yeah, we did see cash, a slight uptick this quarter, and a lot of that we've already discussed what the key drivers there were. I would anticipate a more normalized cash is probably around half of that, somewhere in that $500 million range. At times, we've been a little bit lower under a normalized environment and times, we've been slightly higher. But effectively, somewhere in that $500 million range would be the normalized. And kind of looking forward, I would expect us to slowly move down into that direction here over the next quarter or two as well.

Andrew Terrell
Okay. Thank you for taking my question.

Ronald Nicolas
Yeah, Andrew --

Andrew Terrell
-- Go ahead.

Ronald Nicolas
Yes, Andrew, that tranche, that last tranche is 468.

Andrew Terrell
468, the $200 million?

Ronald Nicolas
Yeah. Yes, that remaining $200 million.

Andrew Terrell
Okay, thank you very much.

Ronald Nicolas
You’re welcome.

Operator
The next question is from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. Most of my financial specific questions have been asked. But Steve, I'd love to hear kind of your sense of the competitive environment. I'm curious what you're seeing and hearing in terms of lending appetite from the banks you typically run up against. And just given the kind of state of banking in California from last year's failures to some merger activity kind of what the label and is from a talent opportunity and just the broad competitive dynamics.

Steven Gardner
Pacific Premier Bancorp
April 24, 2024, 12:00

Sure, Gary. There's a lot to unwrap there. Let me see if I -- see if I could try to cover it. I think that, you know, as I mentioned in the prepared remarks, we've been a little bit surprised at just how aggressive some lenders are in terms of terms and structure. I mean, we understand rate, but we kind of scratch our heads on what some of the things are that we're seeing. But maybe that's just the fact that there is relatively muted demand out there.

From the pricing standpoint, I think I nearly fall out of my chair every day when I see what some people are pricing deposits, earnings credits on some specific lines of business. We walk away and say, boy, that is some really short-term thinking, but maybe under dynamics that are different than what we are experiencing or maybe what they're thinking. I'm just not sure. From the talent standpoint, our team is strong, but we are always seeking to upgrade where we can. We historically have not gone out and done the team lift out thing. Just historically hasn't really -- the return on investment just isn't there.

M&A standpoint, there's a lot of headwinds to M&A right now, whether it's our own valuation and multiple, whether it's just volatility in the stock market and interest rates. And then, of course, that rolls into the impact of -- on fair value accounting and how that's going to impact capital ratios in M&A. And then probably the biggest unknown and uncertainty is just the regulatory environment and how long it is going to actually take to get a transaction done. And so that's playing into it as well. And so it's generally been relatively muted as far as the level of M&A activity, which everybody is well aware of. But you know what? The great thing is that it allows some of your colleagues to spend more time with us being “helpful” on ideas.

Gary Tenner
Okay. Steve, I appreciate your thoughts.

Steven Gardner
Sure.

Operator
Again, if you have a question, please press “*” then “1.” The next question is from David Feaster with Raymond James. Please go ahead.

David Feaster
Hey, good morning, everybody.

Ronald Nicolas
Good morning.

Steven Gardner
Hi, David.

David Feaster
Maybe just two quick ones. I think we've hammered home the impact of Fed cuts. But I'm just curious, maybe touching on some of the ancillary impacts. Obviously, there's going to be a nice improvement in sentiment broadly if we do start getting cuts. So, I'm just curious, how do you think about Fed cuts impacting other parts of the income statement or balance sheet from loan growth to fee revenue growth from escrow? And obviously, we get some benefit in earning credit
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April 24, 2024, 12:00

side, too, on the expense side. So just maybe some of your thoughts around some of those dynamics if we do start getting a declining rate environment.

Steven Gardner
Yeah. I think that what is going to be the driver of that declining rate environment is that inflation starting to slowly come down or are we going to be seeing widespread disinflation, which could be certainly problematic. Is it because suddenly jobs are not expanding, but are contracting? So, I think what's going to be the driver of that? I think, obviously, all of us are hopeful that it's a soft landing, but most all of us prognosticators forecast have generally been wrong. So, from our standpoint, we're prepared for a variety of scenarios and situations. We generally manage the balance sheet relatively neutral from an interest rate risk standpoint. And I think we're carrying capital levels that protect us from the tail risks that may occur.

If you get the kind of the soft landing and the nice gradual decline in interest rates, and if somebody can point to a time in history where that's actually occurred, that would be exciting. But if that does occur, yes, you'd probably see increased activity around areas like the -- our escrow business and 1031 exchange activity. I would think that in a declining rate environment, one that's gradual, you would see probably improved deposit flows, the money market funds, and other higher-yielding alternatives not being as attractive and that would certainly benefit us and the like. You'd probably see potentially some increase in overall credit demand if that type of scenario were to play out.

David Feaster
Okay. That's helpful. And then maybe just touching on -- going back to kind of the competitive landscape. I mean, origination slowed down materially. And it was really across the board. I mean, you've obviously -- I mean, you've had a conservative and cautious outlook for a long time, and it's been the right call. I'm curious how much of the decline in originations is strategic, where it's maybe less appetite for demand or even the pulse of your clients. Like I'm curious, what are you hearing from clients? Are they -- is there uncertainty in the market and they're just holding out on investing? And then are there any lines where you're seeing more competition for new credit?

Steven Gardner
Yeah, I think there's -- it's complex, as always. There are no simple answers. Certainly, you're right. We made a conscientious decision to pretty significantly slow new loan activity going back to early 2022. That's always a balancing act, and you're trying to make adjustments along the way. I don't think that any of us were too pleased about originating $45 million in the first quarter. But again, that, I think, owes to the discipline that we have around structure, pricing, and the like.

I think from our client’s standpoint, they're generating good cash flow, but there doesn't seem to be a lot of excitement or enthusiasm about expanding operations beyond where they are. They're still dealing with the effects of inflation and a competitive labor environment. And so business owners are pretty pleased with the cash flow and profitability they're generating now, but there doesn't seem a lot of enthusiasm for expansion, if you will.

I certainly have to think that some of the domestic geopolitical risks are at play and an election this year and those dynamics and for others, international geopolitical risks influence their decision-making at their businesses. So, it's a multipronged question and dynamic that's going
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April 24, 2024, 12:00

on in the market. But as I said, we began to see some incremental credit opportunities that were attractive and that we're hopeful that will come to fruition, and we can execute on because we certainly have the capital and the ability to add high-quality loan relationships to the book.

David Feaster
That's great. And maybe last one. You've got a great reputation as an aggressive manager of credit, saw that this quarter with the proactive sales of some substandard credits. A couple of CRE and some in franchise. I'm just curious, was there anything within those loans specific or any commonalities among them that drove the sale? And then just on continued sales, like, what's the market like and whether there might be some interest in some additional potential problem loans sales in the coming quarters?

Steven Gardner
Yeah. There wasn't really any common denominator amongst any of those individual credits. They were specific to that borrower, that business, that property that we sold. Look, we've utilized loan sales for a long period of time. We're going to continue to. We generally don't broadly market them. We've tried one or two firms. I don't think it's -- it didn't necessarily work out the way that we had expected. And we've gone back to a number of small funds, high net worth individuals that are involved in this business. And we get pretty good execution there, so we'll continue to consider it. We put loans out to bid pretty regularly and then decide on what the best course of action is.

David Feaster
All right. That’s helpful.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

Steven Gardner
Very good. Thank you, Gary. Look forward to seeing folks at various conferences. Have a good week.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp
April 24, 2024, 12:00